EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Incentive Plan, as amended, of Atlas Air Worldwide Holdings, Inc. of our report dated March 12, 2007 (except for Note 12 as to which the date is February 24, 2009), with respect to the consolidated financial statements and schedule of Atlas Air Worldwide Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY
March 19, 2009